                                                                                                      Pro Forma      Pro Forma
                                                                        Six Months    Six Months        Year         Six Months
                                                                           Ended         Ended      Ended 12/31/98  Ended 6/30/99
                                   Year Ended  Year Ended  Year Ended     6/30/98      6/30/1999     As Adjusted     As Adjusted
                                    12/31/96    12/31/97    12/31/98    (unaudited)   (unaudited)    (unaudited)     (unaudited)
                                   ----------------------------------------------------------------------------------------------
Net Loss                             ($123)       ($740)    ($5,657)     ($1,933)      ($7,588)        ($9,605)        ($7,588)

Shares used in computing basic
  and diluted net loss per share     7,200 (a)    7,200 (a)   7,200 (a)    7,200 (a)     7,200 (a)       7,277 (b)       7,277 (b)

Net loss per share                    ($0.02)    ($0.10)     ($0.79)      ($0.27)       ($1.05)         ($1.32)         ($1.04)


(a) The number of shares used in computing historical basic and diluted net loss per share was derived by adjusting the number of shares outstanding during the period for the 1-to-0.72 reverse stock split that occurred on September 14, 1999 (see Note 7 in Notes to Consolidated Financial Statements).

(b) The number of shares used in computing pro forma net loss per share was derived by adding the number of shares whose proceeds are to be used to pay the dividend to shareholder (see Note 11 in Notes to Consolidated Financial Statements) to the number of shares used in computing historical basic and diluted net loss per share.